EX-99.d.1.iii
AMENDMENT NO. 3 TO

EXHIBIT A

OF THE INVESTMENT MANAGEMENT AGREEMENT

THIS EXHIBIT to the Investment Management Agreement dated January 4, 2010 (the “Agreement”) between DELAWARE POOLED TRUST and DELAWARE MANAGEMENT COMPANY, a series of Delaware Management Business Trust (the “Investment Manager”), amended as of the 22nd day of June, 2010 lists the Funds for which the Investment Manager provides investment management services pursuant to this Agreement, along with the management fee rate schedule for each Fund and the date on which the Agreement became effective for each Fund.

Fund Name	Effective Date	Management Fee Schedule (as a percentage of average daily net assets) Annual Rate
The Core Focus Fixed Income Portfolio	January 4, 2010	0.40%
The Core Plus Fixed Income Portfolio	January 4, 2010	0.43%
The Emerging Markets Portfolio	January 4, 2010	1.00%
The Emerging Markets Portfolio II	June 22, 2010	1.00%
The Focus Smid-Cap Growth Equity Portfolio	January 4, 2010	0.75%
The Global Fixed Income Portfolio	January 4, 2010	0.50%
The Global Real Estate Securities Portfolio	January 4, 2010	0.99% on the first $100 million 0.90% on the next $150 million 0.80% on assets in excess of $250 million
The High-Yield Bond Portfolio	January 4, 2010	0.45%
The International Equity Portfolio	January 4, 2010	0.75%
The International Fixed Income Portfolio	January 4, 2010	0.50%
The Labor Select International Equity Portfolio	January 4, 2010	0.75%
The Large-Cap Growth Equity Portfolio	January 4, 2010	0.55%
The Large-Cap Value Equity Portfolio	February 26, 2010	0.55%
The Real Estate Investment Trust Portfolio (also known as Delaware REIT fund)	May 21, 2010	0.75% on first $500 million 0.70% on next $500 million 0.65% on next $1.5 billion 0.60% on assets in excess of $2.5 billion
The Real Estate Investment Trust Portfolio II	January 4, 2010	0.75%
The Select 20 Portfolio	January 4, 2010	0.75%
The Small-Cap Growth Equity Portfolio	January 4, 2010	0.75%

DELAWARE MANAGEMENT COMPANY,                                             DELAWARE POOLED TRUST
A series of Delaware Management Business Trust

By:           /s/ MICHAEL J. HOGAN                                                             By:           /s/ PATRICK P. COYNE
Name:                     Michael J. Hogan                                                                           Name:       Patrick P. Coyne
Title:                       Executive Vice President                                                              Title:          President